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                                                          Exhibit   11
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Earnings Per Share
(In thousands)
                                    Three Months Ended   Six Months Ended
                                          June 30            June 30
                                    ------------------  -----------------
                                       1995      1994        1995       1994
                                      -----     -----       -----      -----
EARNINGS:
Primary:
Net income, as reported              $112,967   127,762    223,563    192,199
PSOP preferred dividends declared
  (net of taxes)                       (2,139)   (2,105)    (4,285)    (4,214)
                                     --------  --------   --------   --------
    Net income, as adjusted          $110,828   125,657    219,278    187,985
                                     ========  ========   ========   ========
Fully diluted:
Net income, as reported              $112,967   127,762    223,563    192,199
Additional PSOP expense (net
  of taxes) due to assumed
   conversion of preferred stock         (871)     (947)    (1,745)    (1,897)
Dividend on monthly income
    preferred
  securities (net of taxes)             1,009         -      1,009          -
                                     --------  --------   --------   --------
    Net income, as adjusted          $113,105   126,815    222,827    190,302
                                     ========  ========   ========   ========

SHARES:
Primary:
Weighted average number of common
  shares outstanding, per
  consolidated financial
  statements                           84,414    84,026     84,340     84,273
 Additional dilutive effect of
  outstanding stock options (based
  on treasury stock method using
  average market price)                   948       535        937        515
                                     --------  --------   --------   --------
      Weighted average, as adjusted    85,362    84,561     85,277     84,788
                                     ========  ========   ========   ========

Fully diluted:
Weighted average number of common
  shares outstanding, per
  consolidated financial
  statements                           84,414    84,026     84,340     84,273
Additional dilutive effect of:
   Convertible PSOP preferred stock     4,034     4,079      4,040      4,084
Monthly income preferred securities     1,774         -        892          -
Outstanding stock options
  (based on treasury stock
  method using market price at
  end of period)                          935       573        959        578
                                     --------  --------   --------   --------
      Weighted average, as adjusted    91,157    88,678     90,231     88,935
                                     ========  ========   ========   ========

EARNINGS PER COMMON SHARE:
    Primary                             $1.30      1.49       2.57       2.22
    Fully diluted                       $1.24      1.43       2.47       2.14